Princor
   Financial
   Services
   Corporation


February 24, 2000



Principal Partners MidCap Growth Fund, Inc.
Des Moines, Iowa  50392-0200

Re       Registration Statement on Form N-1A
         Pursuant to Securities Act of 1933
         Registration No. 333-93845



I am familiar with the organization of Principal Partners MidCap Growth Fund, Inc. (the "Fund") under the laws of the State of Maryland and have reviewed the above-referenced Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Corporation's Common Stock, par value $.01 per share (the "Shares"). Based upon such investigation as I have deemed necessary, I am of the following opinion:

(1) The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2) The Fund has authority to issue 100,000,000 shares of common stock. Subject to the authority of the Board of Directors to increase and decrease the number of, and to reclassify the shares of any class, the Directors have established three classes of common stock having the designation of Class A, Class B, Class C and Class R, with each class comprising of 25,000,000 shares, and the shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely

/s/Michael D. Roughton

Michael D. Roughton
Counsel

MDR/abm

Home Office: The Principal Financial Group, Des Moines, Iowa 50392-0200 (800) 451-5447/FAX (515) 248-4745 Securities offered through Princor Finanial Services Corporation, a registered broker-dealer. Member SIPC.